Exhibit 99.1

P&F INDUSTRIES, INC. REPORTS RESULTS FOR THE YEAR ENDED DECEMBER 31, 2017

MELVILLE, N.Y., March 27, 2018 - P&F Industries, Inc. (NASDAQ: PFIN) today announced its results from operations for the year ended December 31, 2017. P&F Industries, Inc. is reporting full year 2017 revenue from continuing operations of $58,974,000, compared to $57,276,000, for the full year of 2016. Additionally, the Company is reporting a loss from continuing operations before taxes of $249,000, compared to a loss of $8,638,000, for the full year of 2016. The Company noted that its 2017 results were negatively impacted by among other things: (i) $503,000 of expenses incurred in the Company’s mergers and acquisitions activities, most of which in connection with the acquisition of Jiffy Air Tools, Inc. business assets, and (ii) a $158,000 increase to the fair value of the estimated contingent consideration obligation relating to the purchase by the Company of the business assets of Jiffy Air Tools, Inc. 2016’s results were impacted by $9,581,000 of impairment charges recorded against Hy-Tech’s intangible assets. After giving effect to income tax expense of $635,000, which was driven primarily by the 2017 Tax Act, the Company is reporting a full year 2017 net loss from continuing operations of $884,000. In 2016, the Company recorded a tax benefit of $2,955,000, which resulted in the Company reporting a $5,683,000 loss after tax from continuing operations.

There were no discontinued operations in 2017, whereas during 2016, the Company reported net income from discontinued operations after taxes of $12,584,000, due primarily to the February 2016 sale of Nationwide Industries, Inc.

Richard Horowitz, the Company’s Chairman of the Board, Chief Executive Officer and President commented, “2017 was a year of transition for P&F. This was the first full year the Company has been focused exclusively on manufacturing, marketing, and selling power tools and related products and accessories. Our current product offering is heavily oriented toward pneumatic tools, and to a lesser extent, hydraulic tools. In line with this strategic direction, as previously reported, in April, 2017, we acquired the business assets of Jiffy Air Tool, Inc. This was a strategic acquisition, enabling us to penetrate deeper into the aerospace sector of the pneumatic tool industry. I am pleased to state that Jiffy has exceeded our expectations, not only with its financial results and its current outlook, but also in its brand recognition. For the approximate nine months since acquired, Jiffy’s revenue has exceeded our expectations, and orders are in excess of the year prior to ownership. Additionally, I am also pleased to report that our Industrial/catalog revenue increased nearly 15%, in 2017, compared to the prior year. This improvement was driven by a stronger market demand and increased governmental revenue”.

As I had noted in prior releases, our election not to renew our agreement with Sears, which terminated effective September 30, 2017, was the major cause for the decline in our Retail revenue during 2017, compared to 2016. For more than three decades, we had been the primary provider to Sears of its Craftsman pneumatic tools. However, Sears’ continued financial difficulties, and its decision to sell the Craftsman brand to Stanley Black & Decker, made us reassess our return in relation to our risk. Further, I wish to note that as of early January 2018, we collected all accounts receivable from Sears. Our full year 2017 Automotive revenue declined, compared to full year 2016. This decline was due to two major customers, who we believe were attempting to re-balance their pneumatic hand tool inventory. We understand that such rebalancing by these customers has been accomplished, and therefore anticipate our Automotive revenue to rebound closer to 2016 levels.

Mr. Horowitz added, “The most notable contributor to the transition is the significant improvement at Hy-Tech. While revenue has improved a modest 4.2%, it has begun the process of returning its gross margins to more historic levels. Specifically, Hy-Tech’s 2017 gross margin was 10.4 percentage points greater than that reported for 2016. Additionally, Hy-Tech’s “Engineered Solutions” initiative designed to expand its products and technologies into new niche markets continues to grow, accounting for 8.5% of Hy-Tech’s 2017 revenue, compared to 2.3% of their 2016 revenue. We remain confident that growth in this sector will continue for the foreseeable future. Additionally, in September 2017, we added the Numatx, Inc. product line to our aerospace offering, which allows us to manufacture and market one of the world's smallest, lightest, aerospace-grade C-squeezer and alligator squeezer riveters, and we are excited by its prospects.

Our selling, general and administrative expenses incurred during 2017, increased 7.3%, compared to the amount reported for 2016. This increase was due primarily to the selling, general and administrative expenses attributable to Jiffy’s operations, as well as costs incurred with its acquisition.

Lastly, and happily, due to our improved outlook for Jiffy, we increased the potential additional contingent consideration we may owe to the seller of the Jiffy business. This resulted in a $158,000 charge to our 2017 results.”

Mr. Horowitz concluded his remarks by adding, “Driven primarily by our continued improvement at Hy-Tech, the success derived from the recent acquisition of Jiffy, as well as expansion into new markets and technologies, we are excited about the future.

We currently intend to continue our pursuit of other business opportunities, including acquisitions of complementary businesses, as well as new market initiatives that we believe will enhance shareholder value. Lastly, as always, we remain focused on our mission, which is for P&F to be a key provider of power hand tools and accessories.”

The Company will be reporting the following.

RESULTS OF OPERATIONS

2017 compared to 2016

Continuing operations

We elected not to renew our supply agreement with Sears, which expired on September 30, 2017. This decision was based on a number of factors including Sears’ continuing financial difficulties, the sale of the Craftsman brand to Stanley Black & Decker and our level of working capital exposure in relation to our return on that investment pertaining to Sears. There is no Sears inventory exposure at December 31, 2017. Further, the final remaining accounts receivable attributable to Sears at December 31, 2017 of approximately $212,000 was collected in full in January 2018.

We believe that over time several newer technologies and features will have a greater impact on the market for the Company’s traditional pneumatic tool offerings. This evolution has been felt initially by the advent of some cordless operated hand tools in the automotive aftermarket. We are currently evaluating the development of more advanced technologies in our tool platforms.

During the first quarter of 2016, we sold Nationwide to an unrelated third party for approximately $22.2 million. As a result of this transaction, Nationwide’s 2016 results are reported under discontinued operations, and are therefore excluded from continuing operations for all periods presented. Please see our Form 10-K, which is scheduled to be filed with the Securities and Exchange Commission shortly for additional information.

In December of 2017, Florida Pneumatic and Home Depot agreed to launch an improved line of pneumatic tools to replace the current offering. We expect to begin shipment of this new product line sometime in the third quarter of 2018. Gross margin for the new product line will be approximately 2% less than the current product line. Additionally, in order to promote the roll out of the new products, Florida Pneumatic has agreed to participate in the 2018 marketing efforts by contributing $1,000,000.

Other than the aforementioned, or matters that may be discussed below, there are no major trends or uncertainties that had, or we could have reasonably expected to have a material impact on our revenue, nor was there any unusual or infrequent event, transaction or any significant economic change that materially affected our results of operations.

REVENUE

The tables set forth below provide an analysis of our revenue for the years ended December 31, 2017 and 2016.

Consolidated

	Year Ended December 31,
	2017		2016		Increase
	Revenue	Percent of revenue	Revenue	Percent of revenue	$	%
Florida Pneumatic	$46,471,000	78.8%	$45,282,000	79.1%	$1,189,000	2.6%
Hy-Tech	12,503,000	21.2	11,994,000	20.9	509,000	4.2
Total	$58,974,000	100.0%	$57,276,000	100.0%	$1,698,000	3.0%

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Florida Pneumatic

Florida Pneumatic markets its air tool products to four primary sectors within the pneumatic tool market; Retail, Automotive, Industrial/catalog and the Aerospace market. It also generates revenue from its Berkley products line, as well as a line of air filters and other OEM parts (“Other”).

	Year Ended December 31,
	2017		2016		Increase (decrease)
	Revenue	Percent of revenue	Revenue	Percent of revenue	$	%
Retail customers	$19,894,000	42.8%	$24,847,000	54.9%	$(4,953,000)	(19.9)%
Automotive	13,901,000	29.9	14,576,000	32.2	(675,000)	(4.6)
Industrial/catalog	5,303,000	11.4	4,616,000	10.2	687,000	14.9
Aerospace	6,506,000	14.0	320,000	0.7	6,186,000	1,933.1
Other	867,000	1.9	923,000	2.0	(56,000)	(6.1)
Total	$46,471,000	100.0%	$45,282,000	100.0%	$1,189,000	2.6%

Notable key factors impacting Florida Pneumatic’s full year 2017 revenue, compared to its full year 2016 revenue include: (i) a decline in shipments to its Retail customers. As previously disclosed, we elected not to renew a sales/service agreement with Sears, which expired September 30, 2017. This decision was the primary factor for a $4.3 million year over year decline in Sears’s revenue; (ii) an approximate $1.0 million decline in annual revenue from The Home Depot, due primarily to their decision to reduce the number of items offered for sale at certain locations, and lastly; (iii), we believe that the hurricanes and other factors, which impacted primarily the southern portion of the United States, were a contributing factor to the decline. With respect to our Automotive revenue, we believe that during 2017 two major automotive parts distributors were attempting to adjust their inventory levels of pneumatic hand tools. The actions taken by these two automotive parts distributors were the primary factors contributing to the 4.6% decline in year over year Automotive revenue. Further, a decline of approximately $200,000 in annual revenue at our UAT subsidiary in the United Kingdom also contributed to the decline in Automotive revenue. Our 2017 Industrial/catalog revenue increased 14.9% over 2016, due primarily to increased shipments to the US military and general industries, as well as overall market sector strengthening of this product line. Lastly, the Jiffy acquisition in April of this year has enabled us to approach the aerospace sector with a much stronger brand. As a result, our full year 2017 Aerospace revenue increased almost $6.2 million, over 2016 levels.

Hy-Tech

Hy-Tech designs, manufactures and sells a wide range of industrial products under the brands ATP, ATSCO, Ozat and NUMATX, which are categorized as “ATP” for reporting purposes and include heavy duty air tools, industrial grinders, impact sockets and OEM business. Hy-Tech’s other product lines, Thaxton and Quality Gear, are reported as “Hy-Tech Machine” and include the hydro-pneumatic riveters, hydrostatic test plugs, air motors and custom gears.

	Year Ended December 31,
	2017		2016		Increase (decrease)
	Revenue	Percent of revenue	Revenue	Percent of revenue	$	%
ATP	$11,116,000	88.9%	$10,598,000	88.4%	$518,000	4.9%
Hy-Tech Machine	1,387,000	11.1	1,396,000	11.6	(9,000)	(0.6)
Total	$12,503,000	100.0%	$11,994,000	100.0%	$509,000	4.2%

The major components of the overall improvement in Hy-Tech’s full year 2017 revenue, compared to full year 2016 revenue are due primarily to the increase in revenue from its efforts to pursue alternate markets where it believes it could exploit its engineering and manufacturing expertise, and develop different applications for their tools, motors and accessories. We believe the development of the OEM business will continue to provide Hy-Tech an opportunity to generate additional sources of revenue in the future. During 2017 revenue from this initiative was $1,067,000, an increase of $795,000 over 2016’s revenue. Offsetting these improvements was a net decline of $277,000 in its sale of its ATP tools and parts and sockets, as well as lower shipments to the large customer acquired in the ATSCO acquisition. It should be noted that sales to this customer has greatly improved during the last six months of 2017, compared to the same period a year ago. Hy-Tech Machine revenue was essentially flat for the year.

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A major component of Hy-Tech’s revenue is derived from the oil and gas sector. Currently, we estimate that the oil and gas sector revenue accounts for approximately 30% to 35% of Hy-Tech’s total revenue. This revenue stream is driven by a number of factors, such as the number of off-shore rigs located in the Gulf of Mexico, “turn-arounds” or plant maintenance activities and, to a lesser extent, land rigs. We believe the lag in turn-around activities, the hurricanes that severely damaged the Gulf of Mexico and many of the oil refineries in the Gulf States, along with the growing presence of lower-priced imported tools and spare parts are impacting the markets in which Hy-Tech operates.

GROSS MARGIN

	Year Ended December 31,		Increase
	2017	2016	Amount		%
Florida Pneumatic	$17,432,000	$16,674,000	$758,000		4.5%
As percent of respective revenue	37.5%	36.8%	0.7	% pts
Hy-Tech	$3,652,000	$2,257,000	$1,395,000		61.8
As percent of respective revenue	29.2%	18.8%	10.4	% pts
Total Tools	$21,084,000	$18,931,000	$2,153,000		11.4%
As percent of respective revenue	35.8%	33.1%	2.7	% pts

Customer and product mix were the primary factors that contributed to the increase in Florida Pneumatic’s full-year 2017 gross margin, compared to full-year 2016. Additionally, lower shipments to Sears during 2017 was a key factor, as Sears’ related gross margin was lower than that of Florida Pneumatic’s other product lines / customers. Further, Jiffy’s gross margin approximates that of Florida Pneumatic’s non-retail product lines. As such, the gross profit associated with the increase in Aerospace revenue this year exceeded the gross profits lost due to the decline in Retail revenue. There were no significant changes to our cost structure or selling price during the year.

Hy-Tech’s full-year 2017 gross margin increased 10.4 percentage points over 2016’s full-year gross margin. Factors contributing to the positive change include, among other things: (a) Hy-Tech’s full-year 2017 allowance for obsolete / slow moving inventory (“OSMI”) was less than the adjustment recorded during full-year 2016, as inventory turns improved, which directly impacts the computation of Hy-Tech’s OSMI; (b) 2017’s overhead absorption significantly improved; and (c) during 2016, we were shipping a line of very low gross margin tools to a major customer. During full-year 2017, shipment of these low gross margin tools greatly declined, compared to the prior year. We have no intention to continue to manufacture these products going forward. Offsetting the improvements discussed above, gross margin on the products being sold under its new marketing initiative are below Hy-Tech’s historical range. Management believes that gross margin on the new initiative products should increase as the result of manufacturing experience, and greater volume through the facility. Lastly, we also expect average margins of the new marketing initiative products category to improve as the result of anticipated additional new product offerings that we believe will generate greater gross margin.

 SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

Selling, general and administrative expenses (“SG&A”) include salaries and related costs, commissions, travel, administrative facilities, communications costs and promotional expenses for our direct sales and marketing staff, administrative and executive salaries and related benefits, legal, accounting and other professional fees as well as general corporate overhead and certain engineering expenses.

Our SG&A for the full year 2017 was $21,034,000, compared to $19,610,000, an increase of $1,424,000 for the full year 2017. The most significant factor driving the increase was the addition of Jiffy. During 2017, from date of acquisition – April 5, 2017, through year-end, Jiffy’s SG&A was approximately $1,673,000. Other significant components to the change in SG&A include reductions in: (i) non-Jiffy compensation expenses of $56,000; (ii) variable expenses, which include costs such as: commissions, advertising travel and warranty of $286,000, due primarily to lower Retail revenue; and (iii) depreciation and amortization of $283,000, due in part to certain intangible assets at Hy-Tech written off in 2016; and to a lesser extent, certain assets being fully depreciated. The reductions were partially offset by an increase in professional fees of $425,000, which include fees and expenses related to the Jiffy Acquisition and recruitment fees for executive positions at Hy-Tech.

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IMPAIRMENT OF GOODWILL AND OTHER INTANGIBLE ASSETS - 2016

During the second quarter of 2016, we determined that an interim impairment analysis of the goodwill recorded in connection with Hy-Tech and ATSCO was necessary. As a result of the aforementioned, it was determined that Hy-Tech's short and long-term projections at that time had indicated an inability to generate sufficient discounted future cash flows to support the recorded amounts of goodwill, other intangible assets and other long-lived assets necessitating the impairment charge. Accordingly, in accordance with current accounting literature, during the second quarter of 2016 we recorded an impairment charge of $8,311,000 relating to goodwill and other intangible assets.

During our 2016 annual testing for impairment of our goodwill and other intangible assets, we determined that, primarily the result of further degradation in Hy-Tech’s revenue, which in turn produced lower results of operations than had been previously re-forecast in May 2016, Hy-Tech’s goodwill and other intangibles were impaired. As a result, in accordance with current accounting literature, during the fourth quarter of 2016, we recorded an impairment charge of $880,000 relating to goodwill and $390,000 to other intangible assets.

GAIN ON SALE OF REAL PROPERTY - 2016

Effective November 1, 2016, we completed a transaction in which we sold real property, located in Tampa, Florida, for $3.75 million, resulting in a gain of approximately $1.7 million. This property was the headquarters of Nationwide, which we sold February 11, 2016. After deducting fees and expenses, we received approximately $3.5 million in cash, which was used to pay down bank borrowings, with the balance remaining in a cash account.

 OTHER (EXPENSE) INCOME - NET

The table below provides an analysis of our Other (expense) income-net from continuing operations for the years ended December 31, 2017 and 2016:

	Year ended December 31,
	2017	2016
Lease income-net	$—	$100,000
Escrow refund	27,000	—
Fair value adjustment to contingent consideration - JIFFY	(158,000)	—
Total	$(131,000)	$100,000

The full-year 2017 consists primarily of an adjustment to the fair value of the contingent considerations obligation to the Jiffy Seller, partially offset by the receipt of the balance of an escrow related to the sale of the real property that was located in Tampa, Florida and used by Nationwide. During 2016 we received net rentals income on the real property that was sold in November of 2016.

INTEREST EXPENSE

	Year Ended December 31,
Interest expense attributable to:	2017	2016
Short-term borrowings	$102,000	$45,000
Term loans, including Capital Expenditure Term Loans	3,000	8,000
Amortization expense of debt issue costs	63,000	128,000

Total	$168,000	$181,000

Primarily due to the result of the sale of Nationwide and the real property located in Tampa, Florida, occurring in February and November 2016, respectively, our total bank borrowings have been minimal. On April 5, 2017, we purchased the net assets of the Jiffy business and real property located in Carson City, Nevada. The funding for this transaction was from our Revolver Loan, which is our short-term borrowing.

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In accordance with accounting guidance we have reported our short-term and term loan interest expense incurred during the period January 1, 2016 through February 11, 2016, which was the effective date of sale of Nationwide, in Discontinued operations. Further, as the result of the Company and Capital One, National Association (“Capital One” or the “Bank”) agreeing to significantly modify the Credit Agreement with our Bank, discussed below in Liquidity and Capital Resources, we were required to write down and recognize as interest expense the debt issue costs associated with the then existing Credit Agreement. These costs are identified in the table above as “Amortization expense of debt issue costs.”

Our average balance of short-term borrowings during 2017 was $3,092,000, compared to $2,862,000, during 2016.

INCOME TAX EXPENSE

The effective tax rates from continuing operations for the years ended December 31, 2017 and 2016 were 255.0% and (34.2%), respectively.  Primary factors affecting our 2017 effective tax rate were nondeductible expenses, the adoption of ASU 2016-09 Compensation - Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting, provisional impact of changes to the tax law and state income taxes. The primary factors affecting the 2016 effective tax rate were nondeductible expenses and state income taxes.

On December 22, 2017, the Tax Cuts and Jobs Act of 2017 was signed into law making significant changes to the Internal Revenue Code. Changes include, but are not limited to, a corporate tax rate decrease from 34% to 21% effective for tax years beginning after December 31, 2017, the transition of U.S international taxation from a worldwide tax system to a territorial system, and a one-time transition tax on the mandatory deemed repatriation of cumulative foreign earnings as of December 31, 2017.

The Company calculated its best estimate of the impact of the 2017 Act in its year end income tax provision in accordance with its understanding of the 2017 Act and guidance available as of the date of this filing and, as a result, recorded $643,000 as additional income tax expense in the fourth quarter of 2017, the period in which the legislation was enacted. The provisional amount related to the remeasurement of certain deferred tax assets and liabilities, based on the rates at which they are expected to reverse in the future, was $588,000. The provisional amount related to the one-time transition tax on the mandatory deemed repatriation of foreign earnings was $55,000 based on cumulative foreign earnings of $352,000.

DISCONTINUED OPERATIONS - 2016

The consolidated statement of operations and comprehensive (loss) income includes Nationwide’s results of operations for the period January 1, 2016 through February 11, 2016. The SG&A incurred during the same period includes that of Nationwide plus $19,000 of expenses incurred at the corporate level that is specifically attributable to Nationwide. In accordance with accounting guidance, we included as part of discontinued operations, all interest expense incurred attributable to our Bank borrowings during the period January 1, 2016 through February 11, 2016.

We recognized a gain of $12,512,000 on the sale of Nationwide, which represents the difference between the adjusted net purchase price and the carrying book value. For income tax purposes, the Company’s tax basis in Nationwide was greater than the net proceeds, resulting in a tax loss and thus a recorded tax benefit of $482,000. This tax loss can only be applied against future capital gain transactions. In November 2016, Countrywide completed the sale of the Tampa, Florida real property, which for tax purposes is treated as a capital gain transaction and thus utilized the tax benefit generated from the sale of Nationwide.

LIQUIDITY AND CAPITAL RESOURCES

We monitor such metrics as days’ sales outstanding, inventory requirements, accounts payable and capital expenditures to project liquidity needs, as well as evaluate return on assets. Our primary sources of funds are operating cash flows and our Revolver Loan (“Revolver”) with our bank.

We gauge our liquidity and financial stability by various measurements, some of which are shown in the following table:

	December 31,
	2017	2016
Working capital	$24,278,000	$28,373,000
Current ratio	4.08 to 1	5.60 to 1
Shareholders’ equity	$46,013,000	$47,590,000

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Credit Facility

In October 2010, we entered into a Loan and Security Agreement (“Credit Agreement”) with an affiliate of Capital One, National Association (“Capital One” or the “Bank”). The Credit Agreement, as amended from time to time, among other things, provides the ability to borrow funds under a Revolver arrangement. Revolver borrowings are secured by the Company’s accounts receivable, inventory, equipment and mortgages on real property. P&F and certain of its subsidiaries are borrowers under the Credit Agreement, and their obligations are cross-guaranteed by certain other subsidiaries.

At our option, Revolver borrowings bear interest at either LIBOR (“London InterBank Offered Rate”) or the Base Rate, as the term is defined in the Credit Agreement, plus an Applicable Margin, as defined in the Credit Agreement. We are subject to limitations on the number of LIBOR borrowings.

Contemporaneously with the acquisition of the Jiffy business, we entered into a Second Amended and Restated Loan and Security Agreement, effective as of the April 5, 2017, the closing date of the Jiffy Acquisition (the “2017 Agreement”), with Capital One. The 2017 Agreement, among other things, amended the Credit Agreement by: (1) increasing the maximum amount we can borrow under the Revolver Commitment (as defined) from $10,000,000 to $16,000,000, subject to certain borrowing base criteria, and (2) modifying certain borrowing base criteria as well as financial and other covenants.

At December 31, 2017 we had approximately $12,400,000 available under the Credit Facility.

We believe that should a need arise whereby the current credit facility is insufficient, we can borrow additional amounts against our real property or other assets.

Short–Term Borrowings

At December 31, 2017, the Company’s short-term or Revolver borrowing was $1,928,000, compared to no short-term borrowing balance at December 31, 2016. Applicable Margin Rates, as defined in the Credit Agreement, at December 31, 2017 and 2016 for LIBOR and Base Rates were 1.50% and 0.50%, respectively.

	LIBOR	Base Rate
	%	%
Range of Applicable Margins added to Revolver borrowings during:
2017	1.50 points to 1.75 points	0.50 points to 0.75 points

2016	1.50 points to 2.0 points	0.50 points to 1.00 points

        At December 31, 2017, we had $7,138,000 of open purchase order commitments, compared to $9,836,000 at December 31, 2016.

Cash Flows

At December 31, 2017, cash provided by operating activities for the year was $4,634,000, compared to cash used in operating activities for the year ended December 31, 2016 of $1,158,000. At December 31, 2017, our cash balance was $1,241,000, compared to $3,699,000 at December 31, 2016. Cash at our UAT subsidiary at December 31, 2107 and 2016 was $501,000 and $305,000, respectively. We operate under the terms and conditions of the Credit Facility. As a result, all domestic cash receipts are remitted to Capital One lock-boxes.

Our total debt to total book capitalization (total debt divided by total debt plus equity) at December 31, 2017 was 4.2%, compared to 0.2% at December 31, 2016. We anticipate being able to generate cash from operations during 2018.

Capital spending during the year ended December 31, 2017 was $910,000, compared to $1,066,000 in 2016. Capital expenditures currently planned for 2018 are approximately $1,450,000, which we expect will be financed through the Credit Facility. The major portion of these planned capital expenditures will be for new metal cutting equipment, tooling and information technology hardware and software.

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In March 2016, our Board of Directors approved the initiation of a dividend policy under which the Company intends to declare quarterly cash dividends to its stockholders in the amount of $0.05 per quarter. During 2017, our Board of Directors voted to approve the payment of four quarterly dividends. As such, in February 2017, May 2017, August 2017, and November 2017, we paid a $0.05 per share dividend to the shareholders of record. The aggregate of such dividend payments was approximately $722,000. Our Board of Directors expects to maintain this dividend policy; however, the future declaration of dividends under this policy is dependent upon several factors, which includes such things as our overall financial condition, results of operations, capital requirements and other factors our board may deem relevant.

On August 9, 2017, our Board of Directors authorized us to repurchase up to 100,000 shares of its common stock over a period of up to twelve months (the “Repurchase Program”). On August 24, 2017, we announced that, pursuant to the Repurchase Program, we adopted a written trading plan in accordance with the guidelines specified under Rule 10b5-1 under the Securities Exchange Act of 1934. As of December 31, 2017, we repurchased 46,878 shares of our Common Stock pursuant to the Repurchase Program, the cost of which was $358,000.

Customer concentration

As of December 31, 2017, our accounts receivable from Sears and The Home Depot was 2.1% and 31.0%, respectively of our total accounts receivable. In January, 2018 we collected the remaining balance of our accounts receivable from Sears. During 2016 Florida Pneumatic had two retail customers, Sears and The Home Depot, which at December 31, 2016 accounted for 14.2% and 39.3%, respectively, of our consolidated accounts receivable. Additionally, these two customers accounted for 5.9% and 27.1%, respectively, of our 2017 consolidated revenue, compared to 13.6% and 29.8%, respectively, in 2016. There was no other customer that accounted for more than 10% of our consolidated revenue in 2017 or 2016.

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OTHER INFORMATION

P&F Industries Inc. has scheduled a conference call for March 28, 2018, at 11:00 A.M., Eastern Time, to discuss its full year 2017 results and financial condition. Investors and other interested parties who wish to listen to or participate can call 800-967-7185. It is suggested you call at least 10 minutes prior to the call commencement. For those who cannot listen to the live broadcast, a replay of the call will also be available on the Company’s web-site beginning on or about March 29, 2018.

Forward Looking Statement

The Private Securities Litigation Reform Act of 1995 (the “Reform Act”) provides a safe harbor for forward-looking statements made by or on behalf of P&F Industries, Inc. and subsidiaries (“P&F”, or the “Company”). P&F and its representatives may, from time to time, make written or verbal forward-looking statements, including statements contained in the Company’s filings with the Securities and Exchange Commission and in its reports to shareholders. Generally, the inclusion of the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “will,” “may,” “would,” “could,” “should” and their opposites and similar expressions identify statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and that are intended to come within the safe harbor protection provided by those sections. Any forward-looking statements contained herein, including those related to the Company’s future performance, are based upon the Company’s historical performance and on current plans, estimates and expectations. All forward-looking statements involve risks and uncertainties. These risks and uncertainties could cause the Company’s actual results for all or part the 2018 fiscal year and beyond to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company for a number of reasons including, but not limited to:

•	Exposure to fluctuations in energy prices;
•	Debt and debt service requirements;
•	Borrowing and compliance with covenants under our credit facility;
•	Disruption in the global capital and credit markets;
•	The strength of the retail economy in the United States and abroad;
•	Supply chain disruptions;
•	Customer concentration;
•	Adverse changes in currency exchange rates;
•	Impairment of long-lived assets and goodwill;
•	Unforeseen inventory adjustments or changes in purchasing patterns;
•	Market acceptance of products;
•	Competition;
•	Price reductions;
•	Interest rates;
•	Litigation and insurance;
•	Retention of key personnel;
•	Acquisition of businesses;
•	Regulatory environment;
•	The threat of terrorism and related political instability and economic uncertainty; and
•	Information technology system failures and attacks,

and those other risks and uncertainties described in the Company’s most recent Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q, and its other reports and statements filed by the Company with the Securities and Exchange Commission. Forward-looking statements speak only as of the date on which they are made. The Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise. The Company cautions you against relying on any of these forward-looking statements.

P&F Industries, Inc.

Joseph A. Molino, Jr.

Chief Financial Officer

631-694-9800

www.pfina.com

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P & F INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In Thousands $)	December 31, 2017	December 31, 2016
	(Unaudited)	(Unaudited)
Assets
Cash	$1,241	$3,699
Accounts receivable - net	10,047	7,906
Inventories	19,657	19,901
Prepaid expenses and other current assets	1,224	3,030

Total current assets	32,169	34,536

Net property and equipment	8,907	7,089
Goodwill	4,447	3,897
Other intangible assets - net	8,533	6,606
Deferred income taxes - net	872	1,793
Other assets – net	110	130
Total assets	$55,038	$54,051

Liabilities and Shareholders’ Equity
Short-term borrowings	$1,928	$ ---
Accounts payable	2,443	2,398
Accrued compensation and benefits	1,944	1,733
Accrued other liabilities	1,576	2,019
Current maturities of long-term debt	---	13

Total current liabilities	7,891	6,163

Long-term debt, less current maturities	94	88
Other liabilities	1,040	210

Total liabilities	9,025	6,461

Total shareholders' equity	46,013	47,590

Total liabilities and shareholders' equity	$55,038	$54,051

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P & F INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF  (LOSS) INCOME

(Unaudited)

	Full Year Ended December 31,
(In Thousand $)	2017	2016

Net revenue	$58,974	$57,276
Cost of sales	37,890	38,345
Gross profit	21,084	18,931
Selling, general and administrative expenses	21,034	19,610
Impairment of goodwill and other intangible assets	---	9,581
Operating income (loss)	50	(10,260)
Other (expense) income -net	(131)	100
Gain on sale of building	---	1,703
Interest expense	(168)	(181)
Loss before income taxes	(249)	(8,638)
Income tax (expense) benefit	(635)	2,955
Loss from continuing operations	(884)	(5,683)

Net income from discontinued operations, net of tax of $38, for the twelve month period ended December 31, 2016	---	72
Gain on sale of discontinued operations, net of tax benefits of $482 for the twelve month period ended December 31, 2016	---	12,512
Income from discontinued operations, net of tax	---	12,584
Net (loss) income	$(884)	$6,901

P&F INDUSTRIES INC. AND SUBSIDIARIES

(LOSS) EARNINGS PER SHARE (Unaudited)

	Full year ended December 31,
	2017	2016
Basic and diluted (loss) earnings per share
Continuing operations	$(0.25)	$(1.58)
Discontinued operations	---	3.50
Net (loss) income	$(0.25)	$1.92

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P & F INDUSTRIES, INC. AND SUBSIDIARIES

NON-GAAP FINANCIAL MEASURE AND RECONCILIATION

COMPUTATION OF (EBITDIA) - EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION, IMPAIRMENT CHARGE AND AMORIZATION FROM CONTINUING OPERATIONS

(Unaudited)

(In Thousands $)	For the full year ended December 31,
	2017	2016
Net loss from continuing operations	$(884)	$(5,683)
Add:
Impairment of Goodwill and other intangible assets	----	9,581
Depreciation and amortization	2,109	2,636
Interest expense	168	181
Tax expense (benefit) for income taxes	635	(2,955)

EBITDIA (1)	$2,028	$3,760

(1)	The Company discloses a tabular comparison of EBITDIA, which is a non-GAAP measure because it is instrumental in comparing the results from period to period. The Company’s management believes that the comparison of EBITDIA provides greater insight into the Company’s results of operations for the periods presented. EBITDIA should not be considered in isolation or as a substitute for operating income as reported on the face of our statement of operations.

### End ###

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